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The Wackenhut Corporation

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WACKENHUT

4200 Wackenhut Drive, Palm Beach Gardens, FL 33410	NEWS RELEASE
NYSE: WAK.WAKB

FOR IMMEDIATE RELEASE

SECURITY POWERHOUSES TO MERGE

     Palm Beach Gardens, Florida – March 8, 2002 — The Wackenhut Corporation (NYSE: WAK and WAKB) today signed a definitive merger agreement with the Danish firm, Group 4 Falck, a public company traded on the Copenhagen Exchange, and the world’s second largest provider of security services. Group 4 Falck will acquire 100 percent of Wackenhut’s common stock, both Series A and Series B, for $33.00 per share. Under the terms of the agreement, however, Wackenhut is free to seek competing offers for the sale or merger of the company for a period of 30 days.

     Completion of the transaction is subject to the approval of Wackenhut shareholders and requisite regulatory agencies as well as other customary conditions. Wackenhut currently has approximately 3.9 million shares of Series A common stock and 11.1 million shares of Series B common stock issued and outstanding. Holders of Wackenhut’s Series A common stock maintain constant voting rights, while holders of Series B common stock have voting rights only in connection with a transaction affecting the essence of their shareholder rights. Wackenhut’s governing documents require that the holders of Series A common stock and Series B common stock be treated identically in all other respects. Therefore, the proposed transaction requires (1) that holders of Series A common stock and Series B common stock each receive $33.00 per share in connection with the merger and (2) that the merger be approved by the holders of both the Series A common stock and the Series B common stock, each voting separately as a class. The Wackenhut family has agreed, subject to customary exceptions, to vote its Series A and Series B shares in favor of the transaction.

     Prior to consummation of this transaction, The Wackenhut Corporation will file a proxy statement with the United States Securities and Exchange Commission (SEC). If approved, the merger is expected to be completed around mid-year 2002.

     George R. Wackenhut, founder and Chairman of the Board of The Wackenhut Corporation, said, “As the founder of The Wackenhut Corporation, I am very pleased that the merger will create a truly global company that will provide a total package of quality security services, while preserving the integrity of the principles on which Wackenhut was founded in 1954, our traditional hallmarks of professionalism and quality service. The strong correlation between the culture and values of the two companies will facilitate the merger. Group 4 Falck is a highly reputable company and the combination of two leading security services groups with very little overlap in territorial markets offers new opportunities and synergies that will be very advantageous to our employees and to the new company. I am also very pleased that the transaction delivers a premium for Wackenhut shareholders over the historical market price of our common stock.”

     Salomon Smith Barney Inc. has served as financial advisor to The Wackenhut Corporation in connection with the proposed transaction.

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Group 4 Falck

     Group 4 Falck has activities in more than 50 countries with over 140,000 employees and annual revenues of approximately $2.5 billion. It is the market leader in over half the countries in which it operates. Its origins go back to 1901 and two entrepreneurs, Philip Sorensen and Sophus Falck, who each developed their own ideas about security and safety and built thriving businesses. The Falck business became a national provider of fire services and ambulance services by 1930. The security company extended outside Denmark and changed its name to Group 4 in 1968 and has been the UK’s largest guarding company for three decades. In 2000 these two businesses merged to create Group 4 Falck, the world’s second largest provider of security and associated services.

     Group 4 Falck has three core activities: security, safety and global solutions. Security services include alarm, guarding and cash services. Safety services include fire and ambulance services, auto assistance, and risk management. Global solutions include facility management, development and management of prison and detention facilities, prisoner transportation and immigration services.

     Its U.S. subsidiary, Group 4 Falck Technologies, based in California, provides security technology solutions, including a ten-year contract to refurbish and install access control systems at the U.S. Defense Department’s Pentagon Headquarters, and has contracts at several other defense-related facilities in the United States.

The Wackenhut Corporation

     The Wackenhut Corporation has 68,000 employees and 2001 revenues of $2.8 billion, with the security and correctional services portion of the revenues totaling approximately $1.8 billion. It was founded in 1954, and is the largest U.S.-based provider of security services. Its principal business lines include security-related services; correctional services, and flexible staffing. Security-related services include physical security, alarms, cash-in-transit, cargo tracking, fire fighting and prevention, background checks and emergency protection. Correctional services include the development and management of correctional facilities of all types, mental health facilities and services, rehabilitation programs, prisoner transportation, and electronic monitoring of home detainees. Flexible staffing services encompass human resources management and payroll administration as a professional employer organization (PEO), as well as temporary staffing, recruitment and training.

     The Wackenhut Corporation trades on the New York Stock Exchange under two symbols, WAK (the Series A common stock) and WAKB (the Series B common stock). The Wackenhut Corporation is the majority shareholder in Wackenhut Corrections Corporation, which trades on the New York Stock Exchange under the symbol, WHC, and is a global leader in privatized corrections: designing, financing, building, and managing correctional and detention facilities for government agencies.

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     Shareholders are urged to read the proxy statement when it becomes available to learn important information about Wackenhut and the proposed transaction. Shareholders will be able to obtain copies of these documents when they become available, along with other documents filed with the SEC, at http://www.sec.gov. Shareholders can also obtain, free of charge, copies of the proxy statement when it becomes available, along with any document Wackenhut has filed with the SEC, by contacting Wackenhut at (561) 622-5656. Wackenhut and Wackenhut’s directors may be deemed to be participants in the solicitation of Wackenhut’s shareholders in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in Wackenhut’s proxy statement relating to its 2001 annual meeting of shareholders filed with the SEC on March 30, 2001.

     Additional information is available from both companies at their respective web sites: www.group4falk.com and www.wackenhut.com.

     This press release contains forward-looking statements regarding future events and future performance of the Company. Such statements involve risks and uncertainties that may cause the results to differ materially from the statements made in this news release or otherwise made by or on behalf of the Company. These risks and uncertainties include but are not limited to: general economic conditions, regulatory developments, competitive factors and pricing pressures, and other factors as discussed in the documents filed by the Company with the Securities and Exchange Commission. Such filings include, inter alia, the Company’s Form 10K, Form 10Q and Form 8K reports.

Contact: Patrick F. Cannan, Director, Corporation Relations (561) 691-6643	pcannan@wackenhut.com